Exhibit 10.1

PURCHASE AGREEMENT

        This Purchase Agreement (the “Agreement”) is made by and between WM Limited Partnership – 1998, a Michigan limited partnership (“Seller”), and ________________________________, a ____________________________________ (“Buyer”). The “Effective Date” of this Agreement shall be the date this Agreement is signed by Seller, if Seller is the last to sign, or by Buyer, if Buyer is the last to sign.

        For valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Seller and Buyer agree as follows:

    1.        The Property. Seller agrees to sell, and Buyer agrees to purchase, the Property located at the following location:

___________________________________________, State of Michigan, containing approximately ____ acres (PP No. ______________________), the legal description of which is set forth in Exhibit A (the “Property”);

together with all improvements thereon (excluding fixtures, furniture, equipment, signage and other personal property being retained by Seller as outlined in the Lease attached hereto as Exhibit B), on the terms, and subject to all the conditions, contained in this Agreement.

    2.        Purchase Price. Buyer agrees to pay Seller, as the purchase price for the Property hereunder, the total sum of _________________________________ and 00/100 Dollars ($__________) (the “Purchase Price”). The Purchase Price shall be paid in cash (by check, money order or wire transfer) at Closing.

    3.        Survey. Buyer shall have the right to order and obtain, at its expense, a survey of the Property (the “Survey”) prepared to standards acceptable to Buyer. The Survey shall be certified to the Buyer, Seller and such other party as Buyer may designate. The Survey shall be in form and substance sufficient to delete the standard survey exception from the Title Commitment. At Buyer’s request, Seller will provide copies of any existing surveys relating to the Property that are in Seller’s possession.

    4.        Title Insurance. Buyer shall obtain from Transnation Title Insurance Company, Attn: Tom Host, 921 North Division, Grand Rapids, Michigan, 49503 (the “Title Company”), a commitment to issue a standard ALTA Owner’s Policy of Title Insurance in an amount equal to the Purchase Price (the “Title Commitment”). On or before the Closing Date, Seller shall execute and deliver to the Title Company an affidavit to delete the standard printed exceptions for mechanic’s liens from the Title Commitment. The Buyer shall pay the premium for the Title Commitment to be issued at Closing.

    5.        Escrow Agent. The Parties designate the Title Company as the Escrow Agent in connection with this transaction. This Agreement shall serve as escrow instructions and shall be subject to the usual conditions of acceptance of the Escrow Agent, insofar as the same are not inconsistent with any of the terms hereof.

    6.        Release of Mortgages. All mortgages and liens of ascertainable amounts incurred by, for or on behalf of the Seller shall be paid by Seller and removed from record by the Title Company at or before the Closing.

    7.        Environmental Investigations. Buyer shall have the right to obtain, at its expense, a Phase I Site Assessment for the Property along with such other additional environmental reports desired. Buyer and its designees may enter upon the Property for the purpose of conducting such environmental investigations, provided Buyer gives Seller reasonable notice (at least 60 hours) prior to any such entry. Buyer shall be liable for all Property damage resulting from its entry unto the Property. At Buyer’s request, Seller will provide copies of any existing environmental reports relating to the Property that are in Seller’s possession.

    8.        Due Diligence & Permitted Exceptions. During the period that exists from the Effective Date until __________ (___) days after the Effective Date (this period hereinafter defined as the “Due Diligence Period”), Buyer or its consultants shall have the right to enter the Property to perform such tests and inspections as Buyer deems reasonably necessary, and shall have an opportunity to remove or satisfy any objections or exceptions noted in the Title Commitment, the Survey or the investigations noted above. Any objections or exceptions that are not removed during the Due Diligence Period shall be deemed to have been waived and shall constitute “Permitted Title Exceptions.” Seller shall reasonably cooperate with Buyer in Buyer’s efforts to remove any objections or exceptions provided, however, that except as otherwise noted herein, Buyer shall not be required to expend any monies in providing such cooperation.

        Buyer shall promptly repair any damage to the Property caused by Buyer or its consultants while on the Property for such tests or inspections. Buyer hereby agrees to indemnify, defend and hold harmless Seller from and against any loss, liability, damages, costs or expenses incurred by Seller as a result of the inspections granted hereunder. Buyer acknowledges and agrees that any such inspections conducted by Buyer or Buyer’s agents and representatives shall be solely at the risk of Buyer. Buyer shall carry comprehensive public liability insurance covering all activities conducted by Buyer, its agents, contractors and engineers on the Property. Such insurance shall have limits of not less than One Million Dollars ($1,000,000.00) for personal injury to or death of any one person, and One Million Dollars ($1,000,000.00) for Property damage, and shall name Seller as an additional insured. All of the obligations of Buyer under this Paragraph shall survive Closing or the termination of this Agreement.

    9.        Earnest Money Deposit. Within two (2) business days after the Effective Date, Buyer shall deposit with the Title Company the sum of Fifty Thousand Dollars ($50,000) as the earnest money deposit to be held in trust for the benefit of the parties (the “Deposit”). With the satisfaction or waiver of Buyer’s contingencies, Buyer shall deposit an additional Fifty Thousand Dollars ($50,000) with the Title Company for a total Deposit of One Hundred Thousand Dollars ($100,000). The Deposit shall be paid in cash (by check, money order or wire transfer). The Deposit and any interest earned thereon shall be applied to the Purchase Price at Closing. If (i) the title is not marketable, (ii) any of the Buyer’s contingencies cannot be met and notice of such is properly given to Seller as set forth in Paragraph 15, or (iii) Seller defaults hereunder, then the Deposit and any interest earned thereon shall be refunded to Buyer. If Buyer defaults hereunder or it Buyer otherwise fails to close after Buyer’s contingencies have been satisfied or waived, then Seller shall retain the Deposit and any interest earned thereon as liquidated damages (not as a penalty) in lieu or, and as compensation for, other rights or claims of Seller against Buyer.

     10.    Condition of Property.

        10.1 — “As-Is” Condition. BUYER HEREBY EXPRESSLY ACKNOWLEDGES AND AGREES THAT BUYER WILL HAVE, AS OF CLOSING, THOROUGHLY INSPECTED AND EXAMINED THE STATUS OF TITLE TO THE PROPERTY AND THE PHYSICAL CONDITION OF THE PROPERTY TO THE EXTENT DEEMED NECESSARY BY BUYER IN ORDER TO ENABLE BUYER TO EVALUATE THE PURCHASE OF THE PROPERTY. BUYER HEREBY FURTHER ACKNOWLEDGES AND AGREES THAT, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES SET FORTH IN THIS AGREEMENT, BUYER IS RELYING SOLELY UPON THE INSPECTION, EXAMINATION, AND EVALUATION OF THE PHYSICAL CONDITION OF THE PROPERTY BY BUYER AND THAT BUYER IS PURCHASING, AND AT CLOSING WILL ACCEPT, THE PROPERTY ON AN “AS IS,” “WHERE IS” AND “WITH ALL FAULTS” BASIS, WITHOUT REPRESENTATIONS, WARRANTIES AND/OR COVENANTS, EXPRESS OR IMPLIED, OF ANY KIND OR NATURE; EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES SET FORTH IN THIS AGREEMENT. BUYER ACKNOWLEDGES THAT SELLER HAS MADE NO AGREEMENT TO ALTER, REPAIR OR IMPROVE THE PROPERTY.

        Except as specifically set forth in this Agreement, Buyer acknowledges and agrees that it has not (and shall not) rely upon any statement and/or information from whomsoever made or given (including, but not limited to, any broker, attorney, agent, employee or other person representing or purporting to represent Seller) directly or indirectly, verbally or in writing, and Seller is not and shall not be liable or bound by any such statement and/or information.

        Except as specifically set forth in this Agreement, Seller specifically disclaims any representation, warranty or guaranty with respect to the Property, express or implied, including, but not limited to, any representation or warranty as to the Property’ condition, fitness for a particular purpose, quality, freedom from defects or contamination (whether or not detectable by inspection), compliance with zoning or other legal requirements or as to the availability or existence of any utility or other governmental or private services or as to the amount of taxes assessed to the Sites.

        10.2 — Release of Claims Under Environmental Laws. Buyer, on behalf of itself and all future owners and occupants of the Property, hereby waives and releases Seller from any claims for recovery of costs associated with conduct of any voluntary action or any remedial responses, corrective action or closure under any applicable federal, state or local environmental laws (“Environmental Laws”). For purposes of this Agreement, the term “Environmental Laws” shall include, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”), 42 U.S.C. “9601 et seq. and the Resource Conversation and Recovery Act (“RCRA”), 42 U.S.C. “6901 et seq,. as amended from time to time; and any similar federal, state and local laws and ordinances and the regulations and rules implementing such statutes, laws and ordinances. The foregoing waiver and release shall be set forth in the Deed and shall be binding upon all future owners and occupants of the Property.

    11.        Conveyance. On the Closing Date (as defined below), Seller shall convey title to the Property by covenant deed (the “Deed”), free and clear of all liens and encumbrances, except the following: (i) Permitted Title Exceptions, (ii) real estate taxes and assessments, both general and special, not yet due and payable; (iii) zoning and building ordinances; and (iv) those matters which would be disclosed by the Survey.

    12.        Closing. The closing of this Agreement shall take place on or before ___________________________________ (the “Closing” or “Closing Date”).

    13.        Proration and Closing Costs.

        13.1 – Real Estate Tax Proration. All real estate taxes shall be prorated and adjusted between Seller and Buyer as of the Closing Date, with Seller charged for the Closing Date and the days prior thereto, on a calendar year basis. The calendar year proration is for all taxes billed or to be billed in the year of the closing. Calendar year tax levies will be estimated, if necessary, using the taxable value and the millage rate(s) in effect on the day of closing, broken down to a per diem tax payment and prorated to the date of closing with Seller paying for January 1 through the Date of Closing.

        13.2 — Costs to be Paid by Seller. Seller shall pay or be charged with the following costs and expenses in connection with this transaction:

a)	one-half of the state and county transfer taxes on the sale and transfer of the Property;

b)	one-half (1/2) of the reasonable closing fees charged by the Title Company; and

c)	the fees and expenses of Seller’s attorney(s), if any.

        13.3 — Costs to be Paid by Buyer. Buyer shall pay the following costs and expenses in connection with this transaction:

a)	one-half of the state and county transfer taxes on the sale and transfer of the Property;

b)	the cost of recording the Deeds and any other recorded documents regarding the sale;

c)	the cost of the premium for the Title Commitment, as well as the cost for the title examination and endorsements (if any) to the Title Commitment;

d)	one-half (1/2) of the reasonable closing fees charged by Title Company;

e)	the cost of the Survey and any environmental investigations or reports, if obtained;

f)	all costs and expenses in connection with Buyer’s financing, including the filing of all documents necessary to complete such financing;

g)	all costs incurred by Buyer in connection with its due diligence or other activities related to the Property;

h)	any general and special assessments (including but not limited to deferred assessments associated with the Property) and water and sewer use (including but not limited to deferred water and sanitary sewer assessments for service being brought to the Property); and

i)	the fees and expenses of Buyer’s attorney(s), if any.

To effect the Closing, Seller shall execute and deliver to the Escrow Agent (i) the Deed, (ii) an affidavit of non-foreign status, (iii) a completed 1099-S request for taxpayer identification number and certification and acknowledgment, (iv) a title affidavit reasonably required by Escrow Agent that will enable Buyer to obtain the Title Commitment free of any general exception for either mechanics’ or materialmen’s liens as set for in Paragraph 4, (v) a settlement statement with respect to the Closing, and (vi) such other closing documents as may be reasonably necessary to consummate the transactions contemplated herein. Buyer shall execute and deliver to Escrow Agent a settlement statement with respect to the Closing, and such other closing documents as may be reasonably necessary to consummate the transactions contemplated herein. Unless otherwise provided herein, all documents and funds necessary for Closing shall be deposited in escrow prior to the Closing. At Closing, the Title Company shall: (i) deliver the Deed to Buyer by filing the Deed in the public records for the jurisdiction in which the Property is located; (ii) pay to Seller the Purchase Price less any credits to which Buyer is entitled,; (iii) issue the Final (or marked-up) Title Commitment; and (iv) charge Seller and Buyer for the closing costs as set forth above. Seller shall deliver exclusive possession of the Property to Buyer at the Closing, except for the rights of any parties under the Permitted Exceptions or as otherwise noted herein.

    14.        Brokers and Realtors. Seller’s listing broker in connection with this transaction is Marcus & Millichap (“M&M”). Seller agrees to pay the commissions due to M&M pursuant to a separate listing agreement between M&M and Seller relating to the Property. Seller represents that it has not dealt with any other broker, realtor or agent in connection with this transaction. If Buyer has retained, engaged or otherwise dealt with any broker, realtor or agent in connection with this transaction, Buyer is fully responsible for compensating such broker, realtor or agent. Seller will not pay any commission, costs, charges or other fees that may be due to Buyer’s brokers, realtors or agents. Buyer or Buyer’s broker, realtor or agent may, however, separately agree with M&M to a commission or fee to be paid to such broker, realtor or agent by M&M. Notwithstanding anything to the contrary, Seller shall only be responsible to pay the commissions due to M&M under its separate listing agreement. Each party indemnifies and holds the other party harmless from all loss, cost and expense (including reasonable attorneys’ fees) arising out of a breach of the representations or undertaking set forth in this Paragraph.

    15.        Contingencies Relating to Buyer. Buyer’s obligation to consummate the transactions described in this Agreement is subject to satisfaction of the following conditions.

(a)	The representations and warranties of Seller contained herein shall be accurate in all material respects as of Closing.

(b)	Seller shall have observed and performed all of the obligations contained in this Agreement.

(c)	Buyer shall use best efforts to obtain, at Buyer’s expense, financing related to its purchase of the Property reasonably acceptable to Buyer.

(d)	No action, suit or proceeding before any court or other governmental authority shall be pending or threatened wherein an unfavorable judgment or outcome would prevent the carrying out of this Agreement or any of the transactions described herein.

If any of the preceding cannot be obtained prior to the expiration of the Due Diligence Period, then Buyer shall have the right to terminate this Agreement by providing written notice to Seller prior to the expiration of the Due Diligence Period. Upon receipt of such notice, the Agreement shall be null and void (except as expressly set forth herein). Buyer shall have the right to waive any or all of the foregoing conditions. If no notice of termination is provided as described in this Paragraph, all such conditions shall be deemed to have been waived or satisfied.

    16.        Contingencies Relating to Seller. Seller’s obligation to consummate the transactions described in this Agreement is subject to satisfaction of the following conditions.

(a)	The representations and warranties of Buyer contained herein shall be accurate in all material respects as of Closing.

(b)	Buyer shall have observed and performed all of the obligations contained in this Agreement.

(c)	No action, suit or proceeding before any court or other governmental authority shall be pending or threatened wherein an unfavorable judgment or outcome would prevent the carrying out of this Agreement or any of the transactions described herein.

(d)	Seller’s franchisor (Wendy’s International, Inc.) must provide final written approval of the underlying lease form.

If any of the preceding cannot be obtained to the expiration of the Due Diligence Period, then Seller shall have the right to terminate this Agreement by providing written notice to Buyer at any time prior to the expiration of the Due Diligence Period. Upon receipt of such notice, the Agreement shall be null and void (except as expressly set forth herein). Seller shall have the right to waive any or all of the foregoing conditions. If no notice of termination is provided as described in this Paragraph, all such conditions shall be deemed to have been waived or satisfied.

      17.     Representations and Warranties.

        17.1 — By Seller. Seller represents and warrants to Buyer that:

a)	Seller is a Michigan limited partnership duly organized and validly existing under the laws of the State of Michigan.

b)	Seller has the capacity and authority to execute this Agreement and perform the obligations of Seller under this Agreement. All action necessary to authorize the execution, delivery and performance of this Agreement by Seller has been taken and such action has not been rescinded or modified.

c)	To the best knowledge of Seller, the execution and delivery of this Agreement and performance by Seller will not conflict with or result in a violation of, or breach of, or constitute a default under, any law or administrative regulation or any of the terms, conditions or provisions of any judgment, decree, loan agreement, bond, note, resolution, indenture, mortgage, deed of trust or other agreement or instrument to which it is a party and which affects the Property.

d)	Seller is not a “foreign person” within the meaning of Section 1445 of the Internal Revenue Code.

        17.2 — By Buyer. Buyer represents and warrants to Seller that:

a)	Buyer is a ________________________ duly organized and validly existing under the laws of the State of _______________.

b)	Buyer has the capacity and authority to execute this Agreement and perform the obligations of Buyer under this Agreement. All action necessary to authorize the execution, delivery and performance of this Agreement by Buyer has been taken, and such action has not been rescinded or modified. Upon the execution of this Agreement, this Agreement will be legally binding upon Buyer and enforceable against Buyer in accordance with all of its provisions. The person signing this Agreement on behalf of Buyer has been duly authorized to sign and deliver this Agreement on behalf of Buyer.

c)	Buyer is not subject to any judgment or decree of a court of competent jurisdiction or governmental agency that would limit or restrict Buyer’s right to enter into and carry out this Agreement.

d)	Neither the execution of this Agreement nor the consummation of the transactions contemplated herein by Buyer will constitute a breach under any contract or agreement to which Buyer is a party or by which Buyer is bound or affected.

e)	No consent or approval of any third party (including, without limitation any governmental authority) is or was required in connection with Buyer’s execution and delivery of this Agreement or its consummation of the transaction contemplated herein.

      18.     Default.

        18.1 – Seller Default. Notwithstanding any provision in this Agreement to the contrary, if Closing does not occur due to a material default by Seller, then Buyer shall have the right to (i) terminate this Agreement, and (ii) pursue whatever other legal or equitable remedies which may be available.

        18.2 – Buyer Default. Notwithstanding any provision in this Agreement to the contrary, if Closing does not occur due to a material default by Buyer, then Seller shall have the right to (i) terminate this Agreement, (ii) seek specific performance, (iii) retain the Deposit, and/or (iv) pursue whatever other legal or equitable remedies which may be available.

    19.        Eminent Domain. In the event of the taking of the Property, either total or partial, by eminent domain for any public or quasi-public use, or if notice of intent of a taking or a sale in lieu of taking is received by Seller or Buyer, at or prior to the Closing, Buyer and Seller shall each have the right, to be exercised within five (5) days after notice of such taking, to terminate this Agreement, in which event neither of the Parties shall have any further rights or obligations hereunder except for obligations that specifically survive the termination. In the event this Agreement is not terminated, Buyer shall consummate this transaction on the Closing Date (with no reductions in the Purchase Price), and Buyer shall be entitled to participate in any such condemnation or eminent domain proceedings and to receive all of the proceeds attributable to any portion of the Property to be conveyed to Buyer.

    20.    Miscellaneous.

        20.1 — Governing Law. This Agreement shall be governed by the laws of the State of Michigan.

        20.2 — Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same document.

        20.3 — Entire Agreement. This Agreement, together with the attached exhibits, contains all of the terms and conditions of the agreement between the parties, and any and all prior and contemporaneous oral and written agreements are merged herein.

        20.4 — Modifications and Waivers. Modifications and waivers hereunder can only be made in writing, and the change or waiver must be signed by both parties. Any waiver of any provision of this Agreement, or any right or remedy, given on any one or more occasions shall not be deemed a waiver with respect to any other occasion.

        20.5 — Parties Bound. This Agreement shall be binding upon and inure to the benefit of the heirs, executors, successors, and assigns of the parties hereto.

        20.6 — Assignment. Buyer may not assign its rights and obligations under this Agreement without Seller’s prior written consent.

        20.7 — Notices. All notices, requests and other communications under this Agreement shall be in writing and shall be deemed given when made by personal delivery, by facsimile, or by next day delivery by a nationally recognized overnight courier, addressed as follows, and notice shall be deemed given on the date on which the notice is received by a party or the next business day immediately following delivery to an overnight courier, whichever is shorter:

If to Seller:	WM Limited Partnership — 1998 1971 East Beltline Ave., N.E., Suite 200 Grand Rapids, Michigan 49525 Attn: James R. Saalfeld, Vice President & General Counsel

If to Buyer:	______________________________ ______________________________ ______________________________ ______________________________

        20.8 — Section Headings. The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement.

        20.9 — Severability. If one or more of the provisions of this Agreement or the application thereof shall be invoked, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions or any other application thereof shall in no way be affected or impaired.

        20.10 — Time of the Essence. The parties agree that time is of the essence and that the failure of a party to perform any act on or before the date specified herein for performance thereof may be deemed cause for the termination hereof by the other party, without prejudice to other remedies available for default hereunder.

        20.11 — Further Action. The Parties shall at any time, and from time to time on and after the Closing Date, upon the request of either, do, execute, acknowledge and deliver all such further acts, deeds, assignments and other instruments as may be reasonably required for the consummation of this transaction.

        20.12 — Construction. This Agreement shall not be construed more strictly against one party than against the other merely by virtue of the fact that it may have been prepared by counsel for one of the parties, it being recognized that both Seller and Buyer have contributed substantially and materially to the preparation of this Agreement.

        20.13 — Third Party Beneficiary. The provisions of this Agreement are not intended to benefit any parties other than Seller and Buyer.

        20.14 — 1031 Exchange. If so requested by either party, the other party will cooperate in structuring and completing this transaction for the requesting party so as to effect a like-kind exchange pursuant to Section 1031 of the Internal Revenue Code of 1986, as amended. In particular, such other party will consent to the assignment by the requesting party prior to the Closing hereunder of its rights hereunder to a “qualified intermediary” or other third party for such purposes. The foregoing notwithstanding, in connection with any such exchange, neither party shall have any obligation to acquire title to any real Property nor to enter into any contract: (i) that may create or impose upon such party any non-monetary obligation or negative covenant; (ii) that does not provide that the sole and exclusive remedy of any seller for a breach shall be to retain as liquidated damages the deposit paid to said seller; or (iii) that requires such party to execute any mortgage, deed of trust or similar financing instrument. It is further agreed that: (a) neither party shall assume any responsibility for the tax consequences to any other party arising out of any exchange effected pursuant to this Section; (b) the requesting party shall reimburse the other party for all additional costs and expenses (including reasonable attorney’s fees) incurred by such other party in connection with any such exchange; and (c) the requesting party shall indemnify and hold the other party harmless from and against any and all loss, cost, damage, expense or other liability (including reasonable attorney’s fees) that such other party may incur or suffer in the performance of its obligations under this Section.

        20.15 — Business Day. As used herein, a business day shall mean any day other than Saturday, Sunday or other day that commercial banks in the State in which the Property is located are authorized or required to close under applicable law.

    21.        Lease. Contemporaneously with the Closing hereunder, Buyer shall execute the Lease with Seller relating to the Property in the form attached hereto as Exhibit B.

[THE REMAINDER OF THIS PAGE LEFT INTENTIONALLY BLANK]

        IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed on the respective dates specified below.

Date: __________________, 2004	BUYER: By: —————————————— Its:——————————————

Date: __________________, 2004	SELLER: By: —————————————— Robert E. Schermer, Jr., President RES Management, LLC -- General Partner

EXHIBIT A

Legal Description of Property

EXHIBIT B

        Lease with WM Limited Partnership – 1998 (d/b/a Wendy’s of Michigan)